Exhibit 10.1

UNIVERSE PHARMACEUTICALS INC

2026 EQUITY INCENTIVE PLAN

1.	Purposes of the Plan.

The purposes of this 2026 Equity Incentive Plan (the “Plan”) of Universe Pharmaceuticals INC (the “Company”) are to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s shareholders, and to thereby promote the Company’s long-term business success.

2.	Definitions.

As used herein, the following definitions will apply:

(a)	“162(m) Award” means an Award that is granted to a Covered Employee and is intended to qualify as “performance-based” under Section 162(m) of the Code.

(b)	“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(c)	“Affiliate” means any company or other entity that is a Subsidiary of the Company.

(d)	“Applicable Laws” means (i) the laws of the Cayman Islands, the Companies Act (As Revised) of the Cayman Islands and the memorandum and articles of association of the Company then effective; and (ii) the legal requirements relating to the Plan and the Awards under applicable provisions of the corporate, securities, tax, and other laws, rules, regulations, and government orders, and the rules of any applicable stock exchange or national market system, of any jurisdiction applicable to Awards granted to residents therein.

(e)	“Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Shares, Restricted Share Units, Performance Units, Performance Shares, or Other Share-Based Awards.

(f)	“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(g)	“Awarded Shares” means the Ordinary Shares subject to an Award.

(h)	“Board” means the Board of Directors of the Company.

(i)	“Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Award Agreement) between a Participant and the Company or any Affiliate, or in the absence of any such then-effective agreement or definition a Participant’s (i) material failure to perform Participant’s job duties competently as reasonably determined by the Committee (other than by reason of Disability); (ii) gross misconduct by participant, which the Committee determines is (or will be if continued) demonstrably and materially damaging to the Company; (iii) fraud, misappropriation, or embezzlement by Participant; (iv) conviction of a felony crime or crime of moral turpitude; and (v) material breach of the Company’s business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition, or similar obligation owed to the Company or any Affiliate.

(j)	“Change in Control” means the occurrence of any of the following events:

(i) An Exchange Act Person or Group becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of Shares (as defined below) of the Company representing fifty percent (50%) or more of the total issued and voting power represented by the Company’s then issued and outstanding voting Shares, except that the following will not constitute a Change in Control:

a) any acquisition of Shares of the Company by an Exchange Act Person from the Company for the purpose of providing financing to the Company;

b) any formation of a Group consisting solely of beneficial owners of the Company’s voting Shares as of the effective date of this Plan;

c) any repurchase or other acquisition by the Company of its voting Shares that causes any Exchange Act Person to become the beneficial owner of 50% or more of the Company’s voting Shares; or

d) with respect to any particular Participant, any acquisition of Shares of the Company by the Participant, any Group including the Participant, or any entity controlled by the Participant or a Group including the Participant.

If, however, an Exchange Act Person or Group referenced in clause a), b), c), or d) above acquires beneficial ownership of additional Company voting Shares after initially becoming the beneficial owner of 50% or more of the combined voting power of the Company’s voting Shares by one of the means described in those clauses, then a Change in Control will be deemed to have occurred. Furthermore, a Change in Control will occur if a Person becomes the beneficial owner of more than 50% of the Company’s voting Shares as the result of a Corporate Transaction only if the Corporate Transaction is itself a Change in Control pursuant to Section 2(j)(ii).

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; or

(iv) The consummation of a merger, amalgamation or consolidation of the Company with any other corporation, other than a merger, amalgamation or consolidation which would result in the voting Shares of the Company issued and outstanding immediately prior thereto continuing to represent (either by remaining issued and outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting Shares of the Company or such surviving entity or its parent issued and outstanding immediately after such merger or consolidation.

(k)	“Code” means the Internal Revenue Code of 1986, as amended, of the U.S. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(l)	“Committee” means a committee of Directors or other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 of the Plan.

(m)	“Company” means Universe Pharmaceuticals INC, a Cayman Islands exempted company with company number 358442.

(n)	“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(o)	“Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange, or similar transaction involving the Company, regardless of whether the Company is the surviving entity.

(p)	“Covered Employees” means those persons who the Committee determines are subject to the limitations of Section 162(m) of the Code.

(q)	“Director” means a member of the Board.

(r)	“Disability” means “total and permanent disability” as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Share Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(s)	“Dividend Equivalent” means a credit, made at the discretion of the Administrator, to the account of a Participant in an amount equal to the value of dividends paid on one Share for each Share represented by an Award held by such Participant.

(t)	“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company.

(u)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, of the U.S.

(v)	“Exchange Act Person” means any natural person, company, entity, or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) a company or other entity whose voting securities are beneficially owned by the beneficial owners of the Company’s voting Shares in substantially the same proportions as their beneficial ownership of the Company’s voting Shares.

(w)	“Exchange Program” means a program under which (i) outstanding Awards are surrendered or canceled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding Award is reduced. The terms and conditions of any Exchange Program will be determined by the Administrator in its sole discretion.

(x)	“Fair Market Value” means, as of any date, the value of each Ordinary Share, which shall not in any event be less than the par value per Ordinary Share and determined as follows:

(i) If the Ordinary Shares are listed on any established stock exchange or a national market system, including, without limitation, the Nasdaq Capital Market, its Fair Market Value will be the closing sales price for such share (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on or prior to the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Ordinary Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value will be the mean between the high bid and low asked prices for an Ordinary Share for the last market trading day on or prior to the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Ordinary Shares, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the preceding, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

(y)	“Fiscal Year” means the fiscal year of the Company.

(z)	“Grant Date” means the date on which the Administrator approves the grant of an Award under the Plan, or such later date as may be specified by the Administrator on the date the Administrator approves the Award.

(aa)	“Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, voting, or disposing of Shares of the Company.

(bb)	“Incentive Share Option” means an Option intended to qualify as an incentive share option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(cc)	“Incumbent Directors” means directors who either (i) are Directors as of the effective date of the Plan, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination or duly appointed under the articles of association of the Company (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(dd)	“Non-statutory Share Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Share Option.

(ee)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(ff)	“Option” means a right granted under the Plan to purchase a specified number of Ordinary Shares at a specified price.

(gg)	“Ordinary Shares” or “Shares” means the Class A ordinary shares and/or Class B ordinary shares of the Company, par value US$0.00001 per share, as adjusted in accordance with Section 15 of the Plan; or in the case of Performance Units, Restricted Share Units, and certain Other Share-Based Awards, the cash equivalent thereof, as applicable.

(hh)	“Other Share-Based Awards” means any other awards not specifically described in the Plan that are valued in whole or in part by reference to, or are otherwise based on, Shares and are created by the Administrator pursuant to Section 12 of this Plan.

(ii)	“Outside Director” means a Director who is not an Employee.

(jj)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(kk)	“Participant” means a Service Provider to whom a then-outstanding Award has been granted under the Plan.

(ll)	“Performance Goals” means one or more objective measurable performance goals established by the Committee with respect to a Performance Period based upon one or more of the following criteria: (i) operating income; (ii) earnings before interest, taxes, depreciation, and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) profit/loss or profit margin; (ix) working capital; (x) return on equity or assets; (xi) earnings per share; (xii) total shareholder return; (xiii) price/earnings ratio; (xiv) debt or debt-to-equity; (xv) accounts receivable; (xvi) write-offs; (xvii) cash; (xviii) assets; (xix) liquidity; (xx) operations; (xxi) borrowers; (xxii) investors; (xxiii) strategic partners; (xxiv) mergers or acquisitions; (xxv) loans facilitated; (xxvi) product offerings; and/or (xxvii) share price. Any criteria used may be measured, as applicable, (a) in absolute terms, (b) in relative terms (including, but not limited to, the passage of time and/or against other companies or financial metrics), (c) on a per share and/or share per capita basis, (d) against the performance of the Company as a whole or against particular entities, segments, operating units or products of the Company and/or (e) on a pre-tax or after-tax basis. Awards may take into account any other factors deemed appropriate by the Committee.

(mm)	“Performance Period” means any period not exceeding 36 months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(nn)	“Performance Share” means Ordinary Shares granted to a Service Provider pursuant to Section 10 of the Plan.

(oo)	“Performance Unit” means an Award granted to a Service Provider pursuant to Section 10 of the Plan.

(pp)	“Period of Restriction” means the period during which the transfer of Restricted Shares is subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(qq)	“Restricted Share” means Ordinary Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions, and other restrictions or limitations as may be set forth in this Plan and the applicable Award Agreement.

(rr)	“Restricted Share Unit” means an Award that the Administrator permits to be paid in installments or on a deferred basis pursuant to Sections 4 and 11 of the Plan.

(ss)	“Service Provider” means an Employee, Director, or Consultant.

(tt)	“Share Appreciation Right” or “SAR” means an Award that pursuant to Section 9 of the Plan is designated as a SAR.

(uu)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, or a variable interest entity.

(vv)	“Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.

(ww)	“U.S.” means the United States of America.

3. Shares Available Under the Plan.

(a) Maximum Shares Available. Subject to adjustment as provided in Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 84,500 Ordinary Shares (whether Class A ordinary shares, Class B ordinary shares, or a combination thereof). Shares subject to the Plan may consist of unissued Shares in the authorized share capital of the Company, treasury Shares or Shares reacquired by the Company in any manner. The maximum aggregate number of Shares available for issuance under the Plan shall automatically increase on the first trading day in January each calendar year during the term of the Plan, beginning on the first trading day in January 2027, by an amount equal to 10% of the total number of Ordinary Shares issued and outstanding as measured as of the last trading day in the immediately preceding calendar year, or such fewer number of Shares as determined by the Board, provided, however, that in no event shall any such automatic increase require or permit the Company to grant an Award that, upon granting, vesting, exercise, or other satisfaction of its terms, would result in the issuance of Ordinary Shares in an amount that would cause the number of Ordinary Shares of the Company issued and outstanding after such issuance to exceed the number of Ordinary Shares authorized for issuance by the memorandum and articles of association of the Company.

In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:

(i) Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of Shares could be received.

(ii) Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(iii) Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(iv) Awards that will be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b) Counting Shares Again Available. Upon payment in Shares pursuant to the exercise of an Award, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment. If a Participant pays the exercise price (or purchase price, if applicable) of an Award through the tender of Shares, or if Shares are tendered or withheld to satisfy any Company withholding obligations, the number of Shares so tendered or withheld shall again be available for issuance pursuant to future Awards under the Plan.

(c) Lapsed Awards. If any outstanding Award expires or is terminated or canceled without having been exercised or settled in full, or if Shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company in accordance with requirements under the Applicable Laws and the memorandum and articles of association of the Company, the Shares allocable to the expired or terminated portion of such Award or such forfeited or repurchased Shares shall again be available for grant under the Plan.

(d) No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

(e) Share Reserve. The Company, during the term of the Plan, shall at all times reserve and keep available such number of Shares authorized but unissued as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan, and the authority to control and manage the operations and administration of the Plan shall be vested in accordance with this Section 4.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable and necessary to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 of the Exchange Act, or any successor to Rule 16b-3 as in effect when discretion is being exercised with respect to the Plan, the transactions contemplated hereunder will be structured to satisfy the requirements for such exemption.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which Committee will be constituted to satisfy Applicable Laws and the memorandum and articles of association of the Company.

(v) Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b) Powers of the Administrator. Subject to the provisions of the Plan (including, without limitation, the limitations set forth in Section 5 with respect to Awards to Directors and Officers), and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to select the Service Providers to whom Awards may be granted hereunder;

(ii) to determine the type of Award and the number of Shares to be covered by each Award granted hereunder;

(iii) to determine the Fair Market Value;

(iv) to approve forms of agreement for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, will determine;

(vi) to institute an Exchange Program;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend, and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying the Applicable Laws and/or qualifying for preferred tax treatment under the Applicable Laws;

(ix) to modify or amend each Award (subject to Section 16(d) of the Plan), including (A) the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan and (B) accelerate the satisfaction of any vesting criteria or waiver of forfeiture or repurchase restrictions;

(x) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the minimum amount required to be withheld. The Fair Market Value of any Shares to be withheld will be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose will be made in such form and under such conditions as the Administrator may deem necessary or advisable;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

(xiii) to determine whether Awards will be settled in Shares, cash, or any combination thereof;

(xiv) to determine whether Awards will be adjusted for Dividend Equivalents;

(xv) to create Other Share-Based Awards for issuance under the Plan;

(xvi) to establish a program whereby Service Providers designated by the Administrator can reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

(xvii) to impose such restrictions, conditions, or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

(xviii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Finality of Decisions. The Administrator’s interpretation of the Plan and of any Award or Award Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(d) Indemnification. Each person who is or has been an Administrator, a member of the Committee or of the Board, and any other person to whom the Administrator delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by the Applicable Laws and the memorandum and articles of association of the Company, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. However, no such person shall be indemnified in respect of any matter arising out of his or her own fraud, dishonesty, willful default or willful neglect. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s memorandum and articles of association then effective, as a matter of law, or otherwise.

5.  Eligibility.

Non-statutory Share Options, Restricted Shares, Share Appreciation Rights, Performance Units, Performance Shares, Restricted Share Units, and Other Share-Based Awards may be granted to Service Providers. Incentive Share Options may be granted only to Employees of the Company or of a Parent or Subsidiary of the Company, and only to the extent that the Company or such Parent or Subsidiary qualifies as a “corporation” (or other eligible entity) for purposes of Section 422 of the Code. Notwithstanding the foregoing or any other provision of the Plan to the contrary, no Award shall be granted to any Service Provider who is a Director or an Officer if, upon the granting, vesting, exercise, settlement, or other satisfaction of the terms of such Award, such person would hold, directly or indirectly, Shares representing in excess of 75% of the total combined voting power of all issued and outstanding Shares of the Company.

6.  General Terms of Awards.

(a) Award Agreement. Each Award shall be evidenced by an Award Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Administrator. If an Award Agreement calls for acceptance by the Participant, the Award evidenced by the Award Agreement will not become effective unless acceptance of the Award Agreement in a manner permitted by the Administrator is received by the Company within 60 days of the date the Award Agreement is delivered to the Participant. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Ordinary Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b) Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to vest and, if applicable, expire (which shall not be more than 10 years from the Grant Date), and, consistent with the requirements of this Section 6, the applicable vesting conditions and any applicable Performance Period.

(c) Designation of Beneficiary. To the extent permitted by the Administrator, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award that is exercisable or payable on or after the Participant’s death. Any such designation shall be on a form approved by the Company and shall be effective upon its receipt by the Company.

(d) Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Ordinary Shares covered by an Award unless and until the date the Participant becomes the holder of the Awarded Shares registered on the register of members of the Company, if any, to which the Award relates.

(e) Performance-Based Awards. Any Award may be granted based on Performance Goals if the Administrator establishes one or more measures of corporate, business unit, or individual performance which must be attained, and the Performance Period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions, and/or settlement in cash or Ordinary Shares of such Award. In connection with any such Award, the Administrator shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which the grant, vesting, exercisability, lapse of restrictions, and/or settlement of such Award has been earned. The Administrator shall also have the authority to provide, in an Agreement or otherwise, for the modification of a Performance Period and/or adjustments to or waivers of the achievement of Performance Goals upon the occurrence of certain events, including a change in the business, operations, corporate structure, capital structure, or manner in which the Company or any Affiliate conducts its business, or other events or circumstances, where the Administrator determines that such modification, adjustment, or waiver is appropriate so that the applicable Performance Goals are not unduly affected and the criteria for evaluating attainment of such Performance Goals are neither combatively more difficult nor less difficult to achieve than originally intended; provided that no such modification, adjustment, or waiver shall result in the undue enrichment or harm of any Participant.

(f) Dividends and Dividend Equivalents. No dividends, dividend equivalents, or distributions will be paid with respect to Shares subject to an Option or SAR Award unless and until the respective Option or SAR has been exercised and the Shares are issued as evidenced by entry on the register of members of the Company. Any dividends or distributions payable with respect to Shares that are subject to the unvested portion of a Restricted Share Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate. In its discretion, the Administrator may provide in an Award Agreement for a Restricted Share Unit Award or an Other Share-Based Award that the Participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on issued and outstanding Shares, on the units or other Share equivalents subject to the Restricted Share Unit Award or Other Share-Based Award, and such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other Share equivalents to which such dividend equivalents relate. The additional terms of any such dividend equivalents will be as set forth in the applicable Award Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Dividends and dividend equivalents on Performance Goal-based Awards will be subject to the same terms and conditions, including vesting conditions and the achievement of any applicable performance goals, as the original Award. Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 3 of the Plan.

(g) No Rights as a Service Provider. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing his or her relationship as a Service Provider, nor shall they interfere in any way with the right of the Participant or the right of the Company or its Parent or Subsidiaries to terminate such relationship at any time, with or without cause.

7. Share Options.

(a) Term of Option. The term of each Option will be stated in the Award Agreement and will not exceed 10 years from the Grant Date. Moreover, in the case of an Incentive Share Option granted to a Participant who, at the time the Incentive Share Option is granted, holds more than 10% of the total combined voting power of all issued classes of shares of the Company or any Parent or Subsidiary (the “Ten Percent Shareholder”), the term of the Incentive Share Option will be five years from the Grant Date or such shorter term as may be provided in the Award Agreement.

(b) Option Exercise Price and Consideration.

(i) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, which shall not in any event be less than the par value per Share and less than 100% of the Fair Market Value per Share on the date of grant, and subject to the following:

(1) In the case of a Non-statutory Share Option, the per Share exercise price will be determined by the Administrator. In the case of a Non-statutory Share Option intended to qualify as “performance-based compensation” within the meaning of Section 162 (m) of the Code, or in the event of the grant of a Non-statutory Share Option to a Service Provider who is a U.S. taxpayer, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the Grant Date. In the case of an individual who on the Grant Date is deemed as a Ten Percent Shareholder, the per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall not be less than 110% of the Fair Market Value per Share on the Grant Date.

(2) Notwithstanding the foregoing, Incentive Share Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share but no less than the par value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(3) If the exercise price per Share as determined above (or upon any adjustment pursuant to the Plan) is less than the par value of a Share, the exercise price per Share shall be the par value.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised. The Administrator, in its sole discretion, may accelerate the satisfaction of such conditions at any time.

(c) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Share Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration, to the extent permitted by Applicable Laws and the memorandum and articles of association of the Company, may consist entirely of:

(i) cash;

(ii) check;

(iii) promissory note;

(iv) other Shares which meet conditions established by the Administrator;

(v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(vi) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement;

(vii) any combination of the foregoing methods of payment; or

(viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws and the memorandum and articles of association of the Company.

(d) Limitations.

ISO $100,000 Rule. Each Option will be designated in the Award Agreement as either an Incentive Share Option or a Non-statutory Share Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Share Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds US$100,000, such Options will be treated as Non-statutory Share Options. For purposes of this Section 7(d)(i), Incentive Share Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(e) Exercise of Option.

(i) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (x) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (y) full payment for the Shares with respect to which the Option is exercised (including provision for any applicable tax withholding). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the register of members of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Awarded Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan or the applicable Award Agreement. Notwithstanding the foregoing, no Option shall be exercised to the extent that the issuance of Shares upon such exercise would cause a Participant who is a Director or an Officer to hold, directly or indirectly, Shares representing in excess of 75% of the total combined voting power of all issued and outstanding Shares of the Company.

Exercising an Option in any manner will decrease the number of Shares thereafter available for issue and/or sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option as to all of the vested Shares within the time specified by the Administrator, the Option will terminate, and the remaining Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option as to all of the vested Shares within the time specified by the Administrator, the Option will terminate, and the remaining Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while being a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement) by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the persons to whom the Option is transferred pursuant to the Participant’s will or in accordance with the Applicable Laws. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following the Participant’s death. Unless otherwise provided by the Administrator, if at the time of death the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not exercised as to all of the vested Shares within the time specified by the Administrator, the Option will terminate, and the remaining Shares covered by such Option will revert to the Plan.

(v) Automatic Exercise. Unless a Participant or the Participant’s authorized representative has given the Company notice of the Participant’s intent not to exercise an Option prior to its expiration, and unless the Award Agreement provides otherwise, an Option that is exercisable but unexercised as of the day immediately before its expiration date shall automatically be exercised on such day if the Fair Market Value of a Share on such date exceeds the exercise price per Share of such Option by such amount as may be determined by the Administrator from time to time. Payment of the exercise price and any applicable tax withholding obligations arising upon such automatic exercise shall be satisfied by the Company withholding a number of Shares otherwise issuable upon exercise of the Option having a Fair Market Value sufficient to satisfy such exercise price and withholding obligations. This Section 7(e)(v) shall apply only to Participants who are U.S. taxpayers, unless the Administrator determines otherwise.

8. Restricted Shares.

(a) Grant of Restricted Shares. Subject to the terms and provisions of the Plan (including, without limitation, the limitations set forth in Section 5 with respect to Awards to Directors and Officers), the Administrator, at any time and from time to time, may grant Restricted Shares to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Shares Agreement. Each Award of Restricted Shares will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, Restricted Shares will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 8, Restricted Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Restricted Shares as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 8, Restricted Shares covered by each Award grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Restricted Shares granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Restricted Shares will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid.

(h) Return of Restricted Shares to Company. On the date set forth in the Award Agreement, the Restricted Shares for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9. Share Appreciation Rights.

(a) Grant of SARs. Subject to the terms and conditions of the Plan (including, without limitation, the limitations set forth in Section 5 with respect to Awards to Directors and Officers), a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of SARs granted to any Service Provider, subject to the limitations set forth in Section 5 of the Plan.

(c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan and the Applicable Laws, will have complete discretion to determine the terms and conditions of SARs granted under the Plan, except that the exercise price per Share subject to each SAR shall be no less than the par value per Share.

(d) Exercise of SARs. SARs will be exercisable on such terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator, in its sole discretion, may accelerate exercisability at any time.

(e) SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(f) Expiration of SARs. An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Sections 7(e)(ii), 7(e)(iii), and 7(e)(iv) of the Plan also will apply to SARs.

(g) Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; and

(ii) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

 (h) Automatic Exercise. Unless a Participant or the Participant’s authorized representative has given the Company notice of the Participant's intent not to exercise a SAR prior to its expiration, and unless the Award Agreement provides otherwise, a SAR that is exercisable but unexercised as of the day immediately before its expiration date shall automatically be exercised on such day if the Fair Market Value of a Share on such date exceeds the exercise price per Share of such SAR by such amount as may be determined by the Administrator from time to time. Payment of any applicable tax withholding obligations arising upon such automatic exercise shall be satisfied in accordance with Section 17 of the Plan. This Section 9(h) shall apply only to Participants who are U.S. taxpayers, unless the Administrator determines otherwise.

10.  Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Subject to the terms and conditions of the Plan (including, without limitation, the limitations set forth in Section 5 with respect to Awards to Directors and Officers), Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant, subject to the foregoing limitations.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share and each underlying share to the Performance Unit will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid out to the Participant. Each Award of Performance Units or Performance Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals (including solely continued service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion; provided, however, that if the Award is a 162(m) Award, then the Award will be subject to achievement of Performance Goals with respect to a Performance Period established by the Committee and the Award shall be granted and administered in accordance with the requirements of Section 162(m) of the Code.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares will be entitled to receive a payout of the number of Performance Units or Performance Shares (as the case may be) earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit or Performance Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit or Performance Share unless such Award is a 162(m) Award.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units or Performance Shares will be made after the expiration of the applicable Performance Period at the time determined by the Administrator. The Administrator, in its sole discretion, may pay earned Performance Units or Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares (as the case may be) at the close of the applicable Performance Period), or in a combination of cash and Shares.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units or Performance Shares will be forfeited to the Company, and again will be available for grant under the Plan.

11. Restricted Share Units.

Restricted Share Units shall consist of a Restricted Share, Performance Share, or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator.

12. Other Share-Based Awards.

Other Share-Based Awards may be granted either alone, in addition to, or in tandem with, other Awards granted under the Plan and/or cash awards made outside of the Plan. The Administrator shall have authority to determine the Service Providers to whom and the time or times at which Other Share-Based Awards shall be made, the amount of such Other Share-Based Awards, and all other terms and conditions of the Other Share-Based Awards including any dividend and/or voting rights; provided, however, that all Other Share-Based Awards shall be subject to the limitations set forth in Section 5 of the Plan with respect to Awards to Directors and Officers.

13. Leaves of Absence.

Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence and will resume on the date the Participant returns to work on a regular schedule as determined by the Company; provided, however, that no vesting credit will be awarded for the time vesting has been suspended during such leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Share Options, no leave of absence may exceed 90 days, unless re-employment upon expiration of such leave is guaranteed by statute or contract. If re-employment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave any Incentive Share Option held by the Participant will cease to be treated as an Incentive Share Option and will be treated for tax purposes as a Non-statutory Share Option.

14. Non-Transferability of Awards.

Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15. Adjustments; Dissolution or Liquidation; Change in Control.

(a) Adjustments. In the event that there is an equity restructuring (within the meaning of Accounting Standards Codification Topic 718, issued by the Financial Accounting Standards Board) of the Company that causes the par value of Shares to change, such as a share subdivision, share consolidation, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, the Administrator may make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, amalgamation, consolidation, or reorganization, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Administrator to prevent dilution or enlargement of rights of Participants. In either case, the Administrator shall adjust the number and class of Shares which may be delivered under the Plan, the number, class and price of Shares subject to outstanding Awards, and the numerical limits in Section 7(d) of the Plan. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number and the issue price per Share shall not in any event be less than the par value per Share. Any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 15(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Share Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences Section 409A of the Code.

Notwithstanding any provision of the Plan or any Award Agreement to the contrary, to the extent that any Award constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, and to the extent that such Award is payable to a Participant who is a U.S. taxpayer, such Award shall be subject to the following additional provisions: (i) payments and benefits under such Award shall be made or provided only at a time and in a manner that is consistent with the requirements of Section 409A of the Code, including, where applicable, the requirement that payments to a “specified employee” (as defined under Section 409A of the Code) upon a separation from service be delayed for six (6) months following such separation from service; (ii) the Plan and each applicable Award Agreement shall be interpreted, operated, and administered in a manner consistent with such intent; (iii) in no event shall the Company or any Affiliate be liable to any Participant for any taxes, penalties, or interest that may be imposed on or incurred by the Participant pursuant to Section 409A of the Code; and (iv) the Administrator shall have full authority to take such actions as may be necessary or appropriate to comply with Section 409A of the Code, including amending any Award Agreement (without the consent of the Participant to the extent such amendment is necessary to avoid the imposition of additional taxes under Section 409A of the Code). Each payment under an Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be treated as a separate payment for purposes of Section 409A of the Code.

Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, to the extent that any Award constitutes “deferred compensation” subject to Section 457A of the Code, and to the extent that such Award is payable to a Participant who is a U.S. taxpayer, such Award shall be designed and administered so that the compensation is includible in the Participant’s gross income in the year in which the right to such compensation is no longer subject to a substantial risk of forfeiture (within the meaning of Section 457A of the Code). To the extent necessary to comply with Section 457A of the Code, no Award that constitutes deferred compensation subject to Section 457A of the Code shall be structured in a manner that would result in the imposition of additional taxes or penalties under Section 457A of the Code. In no event shall the Company or any Affiliate be liable to any Participant for any taxes, penalties, or interest that may be imposed on or incurred by the Participant pursuant to Section 457A of the Code. The Administrator shall have full authority to take such actions as may be necessary or appropriate to comply with Section 457A of the Code, including amending any Award Agreement (without the consent of the Participant to the extent such amendment is necessary to avoid the imposition of additional taxes under Section 457A of the Code).

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award, to the extent applicable, until 10 days prior to such transaction as to all of the Awarded Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100%, and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or vested, an Award will terminate immediately prior to the consummation of such proposed action. In the event that a notice is given by the Company to its members to convene a general meeting for the purposes of considering, and if thought fit, approving a special resolution to voluntarily wind-up the Company in accordance with the Companies Act (As Revised) of the Cayman Islands, the Company shall on the same date or soon after it dispatches such notice to each member of the Company give notice thereof to all Participants (together with a notice of the existence of the provisions of this Section 15(b)) and thereupon, each Participant (or his or her legal personal representative(s)) shall be entitled to exercise all or any of his or her Options at any time not later than two (2) business days prior to the proposed general meeting of the Company by giving notice in writing to the Company, accompanied by a remittance for the full amount of the aggregate exercise price for the Shares in respect of which the notice is given whereupon the Company shall as soon as possible and, in any event, no later than the business day immediately prior to the date of the proposed general meeting referred to above, allot the relevant Shares to the Participant credited as fully paid. All Awards and Options to the extent unexercised or unvested prior to the commencement of the liquidation or winding-up of the Company shall, upon the commencement of such liquidation or winding-up, automatically terminate and lapse.

(c) Change in Control.

(i) Treatment of Awards. In the event of a Change in Control, the Administrator may, in its sole discretion, provide for one or more of the following with respect to each outstanding Award (which need not be uniform among individual Participants, Awards, or types of Awards); provided, however, that no such action shall be taken to the extent it would result in a Participant who is a Director or an Officer holding, directly or indirectly, Shares representing in excess of 75% of the total combined voting power of all issued and outstanding Shares of the Company:

(A) Continuation or Assumption. The continuation of such Award by the Company (if the Company is the surviving entity) or the assumption of such Award by the surviving entity or its parent, in each case on terms and conditions no less favorable to the Participant than those applicable immediately prior to the Change in Control;

(B) Substitution. The substitution by the surviving entity or its parent of awards with substantially the same terms and conditions as such Award (with appropriate adjustments to the type of consideration payable upon settlement of the award to reflect the consideration payable in connection with the Change in Control);

(C) Accelerated Vesting. The acceleration of vesting and exercisability of such Award and the expiration of such Award on such date as the Administrator shall determine (which date shall not be earlier than a date that provides the Participant with a reasonable period following notice of such acceleration within which to exercise the Award);

(D) Double-Trigger Acceleration. In the event that an Award is continued, assumed, or substituted pursuant to clause (A) or (B) above, the provision that if the Participant's service as a Service Provider is terminated by the Company or its successor without Cause, or by the Participant for Good Reason (as defined in the applicable Award Agreement), in each case within the period specified in the Award Agreement following the Change in Control (or, if no such period is specified, within twelve (12) months following the Change in Control), then such Award shall become fully vested and, if applicable, exercisable as of the date of such termination;

(E) Performance Determination. With respect to any Award subject to Performance Goals, the determination of the level of attainment of such Performance Goals as of the date of the Change in Control, with such Award vesting (in whole or in part) based on such determination, as determined by the Administrator in its sole discretion; and

(F) Cancellation for Payment. The cancellation of such Award in exchange for a payment to the Participant in cash, securities, or other property (or any combination thereof) in an amount equal to the value of the consideration to be received in the Change in Control transaction for the number of Shares subject to such Award (with the value of any Option or SAR being the excess, if any, of such consideration over the applicable exercise price); provided that if the exercise price of an Option or SAR exceeds the per Share value of the consideration to be received in the Change in Control transaction, such Option or SAR may be cancelled for no consideration.

(G) Substitute Awards. Holders of equity-based awards granted by a company or other entity acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, may be eligible to receive Substitute Awards hereunder, as determined by the Administrator in its sole discretion.

(ii) Administrator Discretion. The Administrator may specify in an Award Agreement at the time of grant, or at any time thereafter, the treatment that shall apply to an Award in the event of a Change in Control, which need not conform to the provisions of Section 15(c)(i). In the absence of any such specification in the Award Agreement, Section 15(c)(i) shall apply. Notwithstanding any other provision of this Section 15(c), to the extent that any Award constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, and to the extent that such Award is payable to a Participant who is a U.S. taxpayer, no payment or distribution shall be made with respect to such Award upon a Change in Control unless such Change in Control also constitutes a “change in control event” within the meaning of Section 409A of the Code. If a Change in Control does not constitute a “change in control event” within the meaning of Section 409A of the Code, the vesting of such Award may be accelerated, but any payment or distribution with respect to such Award shall be made at the time otherwise specified under the Award Agreement or the Plan.

16. Effective Date, Duration, Amendment, and Termination of the Plan.

(a) Effective Date. The Plan shall become effective on the date it is approved by the Board. No Awards shall be made under the Plan prior to its effective date.

(b) Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 16(c), or the 10th anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Any Awards that are outstanding on the Termination Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

(c) Amendment and Termination of the Plan. The Board may at any time terminate, suspend, or amend the Plan. The Company shall submit any amendment of the Plan to its shareholders for approval only to the extent required by the Applicable Laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with the Applicable Laws or applicable stock exchange rules.

(d) Amendment of Awards. The Administrator may unilaterally amend the terms of any Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with the Applicable Laws or applicable stock exchange rules or any compensation recovery policy as provided in Section 18(f) of the Plan. Notwithstanding the foregoing, no amendment, alteration, suspension, or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

17. Tax Withholding.

The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the Participant to satisfy all or any part of the required tax withholding obligations (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant pursuant to the Award, or by transferring to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.

18. Other Provisions.

(a) Legal Compliance. Shares will not be issued and/or transferred pursuant to the exercise of an Award unless the exercise of such Award and the issuance, transfer and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

(c) Severability. Notwithstanding any contrary provision of the Plan or an Award to the contrary, if any one or more of the provisions (or any part thereof) of this Plan or the Awards shall be held invalid, illegal, or unenforceable in any respect, such provision shall be modified so as to make it valid, legal, and enforceable, and the validity, legality, and enforceability of the remaining provisions (or any part thereof) of the Plan or Award, as applicable, shall not in any way be affected or impaired thereby.

(d) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

(e) Governing Law. The Plan and all Awards and Award Agreements shall be governed by and construed in accordance with the laws of the Cayman Islands (the Company’s home country), without reference to the principles of conflict of laws thereof. Any titles and headings herein are for reference purposes only, and shall in no way limit, define or otherwise affect the meaning, construction or interpretation of any provisions of the Plan.

(f) Forfeiture and Compensation Recovery.

(i) The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of service for Cause; violation of any material Company or Affiliate policy; breach of non-competition, non-solicitation, or confidentiality provisions that apply to the Participant; a determination by the Administrator or the Committee that the payment of the Award was based on an incorrect determination that financial or other criteria were met; or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates. The Administrator may also specify in an Award Agreement that any Award, and any Shares issued or other amounts paid pursuant to any Award, shall be held in escrow or abeyance and shall not be released or paid to the Participant pending resolution of any investigation, inquiry, or other review by the Company, any Affiliate, or any governmental authority that could lead to a determination that the Participant has engaged in conduct giving rise to forfeiture, recovery, or clawback of such Award, Shares, or amounts.

(ii) Awards and any compensation associated therewith are subject to forfeiture, recovery by the Company, or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, as amended from time to time, which includes but is not limited to any compensation recovery policy adopted by the Board or the Committee including in response to the requirements of Section 10D of the Exchange Act, the U.S. Securities and Exchange Commission’s final rules thereunder (Listing Standards for Recovery of Erroneously Awarded Compensation, 87 Fed. Reg. 73076-73142), and any applicable listing rules or other rules and regulations implementing the foregoing or as otherwise required by law. Any Award Agreement will be unilaterally amended to comply with any such compensation recovery policy.

(g) Foreign Currency. A Participant may be required to provide evidence that any currency used to pay the exercise or purchase price of any Award was acquired and taken out of the jurisdiction in which the Participant resides in accordance with Applicable Laws, including foreign exchange control laws and regulations. In the event the Company permits payment of the exercise or purchase price for an Award in currency other than as provided by the applicable Award Agreement, the amount payable will be determined by conversion from the currency provided by the applicable Award Agreement to the other currency based on the exchange rate selected by the Company, in its sole discretion, on the date of exercise. Notwithstanding anything stated herein, the Company shall not be responsible for any fluctuation in applicable exchange rates, or by the selection of any exchange rate, that in either case may affect the value of the Award or any taxes or other amounts related thereto.

19. Data Protection.

(a) Each Participant acknowledges and agrees that the Company and its Affiliates may collect, hold, process, and transfer the Participant's personal data, including but not limited to the Participant's name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, details of all Awards granted, cancelled, exercised, vested, unvested, or outstanding, and any other information necessary for the implementation, administration, and management of the Plan (collectively, “Personal Data”), for the purposes of implementing, administering, and managing the Plan and the Participant’s participation therein.

(b) Each Participant acknowledges and agrees that the Company and its Affiliates may transfer Personal Data amongst themselves and to third-party service providers (including brokers, transfer agents, and plan administrators) as necessary for the implementation, administration, and management of the Plan, and that such recipients may be located in jurisdictions that may not provide the same level of data protection as the Participant's home jurisdiction. The Company shall take reasonable steps to ensure that any such transfer is made in compliance with applicable data protection laws and regulations.

(c) Personal Data shall be retained only for so long as is necessary for the purposes described herein, or as required by applicable law. Each Participant may, through a written request to the Company, access, correct, or request deletion of his or her Personal Data, subject to the Company’s legitimate interests and legal obligations. The Company may, from time to time, provide Participants with an employee privacy notice or similar document setting forth additional information regarding the Company's processing of Personal Data, and each Participant shall be deemed to have acknowledged and accepted the terms of any such notice as a condition of participation in the Plan.

20. Successors and Assigns.

The Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns, including any entity that acquires all or substantially all of the Company’s assets or into which the Company may be merged, amalgamated, or consolidated. No Award or interest therein may be assigned or transferred by a Participant other than as expressly permitted by the Plan or the applicable Award Agreement.

21. Notices.

Any notice required or permitted to be given under the Plan or any Award Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by registered or certified mail (postage prepaid, return receipt requested), sent by a recognized overnight courier service, or transmitted by electronic mail or other electronic means approved by the Administrator, to the Company at its principal place of business (attention: Chief Executive Officer or such other person as the Company may designate from time to time) or to the Participant at the address or electronic mail address on file with the Company. Any such notice shall be deemed effective (i) if delivered personally, upon delivery; (ii) if sent by mail, five (5) business days after deposit in the mail; (iii) if sent by overnight courier, one (1) business day after deposit with such courier; or (iv) if transmitted by electronic mail or other electronic means, upon confirmation of receipt by the recipient.